Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 7, 2017

Registration Statement No. 333-206924-08

$1.3+bn AmeriCredit Automobile Receivables Trust (“AMCAR”) 2017-4

Jt-Leads:     Barclays (str), Citi, JP Morgan, Societe Generale

Co-Mgrs:     BMO, BNP Paribas, Credit Agricole, Wells Fargo

Class	Size(mm)*	WAL(yrs)	M/S	Legal Final	SPREAD	YIELD	COUP	PRICE
A-1	$240.00	0.19	P-1/A1+	11/2018	–	1.45%	1.45%	100.00%
A-2-A	$333.78	0.90	Aaa/AAA	05/2021	+18	1.842%	1.83%	99.99556%
A-2-B	$75.00	0.90	Aaa/AAA	05/2021	+18	L+18	L+18	100.00%
A-3	$296.20	2.08	Aaa/AAA	07/2022	+21	2.050%	2.04%	99.99734%
B	$102.57	2.92	Aa1/AA+	12/2022	+45	2.378%	2.36%	99.98221%
C	$127.32	3.50	Aa3/AA-	09/2023	+65	2.621%	2.60%	99.97725%
D	$125.19	3.99	Baa2/A-	12/2023	+110	3.105%	3.08%	99.98084%

Expected Pricing:	PRICED	Registration:	Public / SEC-Registered
Expected Settle:	11/15/17	ERISA Eligible:	Yes
First Payment:	12/18/17	Pxg Speed:	1.50% ABS to 10% Call
Expected Ratings:	Moodys/S&P	Min Denoms:	$1k x $1k
Bill & Deliver:	BARC	Ticker:	AMCAR 2017-4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.